EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-17941, 333-79895, 333-68130, 333-90840, 333-119850, 333-129421 and 333-153852 on Form S-8, and No. 333-156096 on Form S-3 of our reports dated March 15, 2011 (September 2, 2011, as to the retrospective adjustments to the consolidated balance sheet for the year ended December 31, 2010, as described in Note 4 and the addition of condensed consolidating information of the Company in accordance with Rule 3-10 of Regulation S-X in Note 23), relating to the consolidated financial statements (which report expressed an unqualified opinion and included an explanatory paragraph regarding the retrospective adjustment to the 2010 balance sheet to reflect the final estimates of intangible assets related to the Company's business combination and the addition of condensed consolidated financial information of the Company in accordance with Rule 3-10 of Regulation S-X) of Boyd Gaming Corporation and Subsidiaries, and the effectiveness of Boyd Gaming Corporation and Subsidiaries' internal control over financial reporting, appearing in this current report on Form 8-K of Boyd Gaming Corporation for the year ended December 31, 2010.
/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada
September 2, 2011